Exhibit 5.1

King & Spalding LLP 1180 Peachtree Street N.E. Atlanta, GA 30309-3521 Tel: +1 404 572 4600 Fax: +1 404 572 5100 www.kslaw.com

November 16, 2023

Shimmick Corporation

530 Technology Drive, Suite 300

Irvine, California 92618

Re:	Reigstration Statement on Form S-8; 7,889,632 shares of Common Stock of Shimmick Corporation, par value $0.01 per share

Ladies and Gentlemen:

We have acted as special counsel to Shimmick Corporation, a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the issuance by the Company of an aggregate of up to 7,889,632 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share, issuable under the SCCI National Holdings, Inc. 2021 Stock Plan (the “2021 Plan”) and the Shimmick Corporation 2023 Equity Incentive Plan (the “2023 Plan”).

In connection with this opinion, we have examined and relied upon the accuracy of original, certified, conformed or photographic copies of such records, agreements, certificates and other documents as we have deemed necessary or appropriate to enable us to render the opinions set forth below. In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all documents submitted to us as certified, conformed or photographic copies and, as to certificates of public officials, we have assumed the same to have been properly given and to be accurate. As to matters of fact material to this opinion, we have relied, without independent verification, upon statements and representations of representatives of the Company and public officials.

This opinion is limited in all respects to the Delaware General Corporation Law, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect that such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares are duly authorized and, when the Shares are issued pursuant to the 2021 Plan or the 2023 Plan, or upon the exercise or vesting of options, stock appreciation rights, restricted stock units, performance awards or other stock-based awards granted under the 2021 Plan or the 2023 Plan, as the case may be, such Shares will be validly issued, fully paid and non-assessable.

Shimmick Corporation

November 16, 2023

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur, which could affect the opinions contained herein. This opinion is being rendered for the benefit of the Company in connection with the matters addressed herein.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the references to us in such Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours, /s/ King & Spalding LLP